Exhibit 99.1
ATLAS PIPELINE PARTNERS, L.P. REPORTS FIRST QUARTER 2006 RESULTS
Philadelphia, PA, May 2, 2006 — Atlas Pipeline Partners, L.P. (NYSE: APL — the “Partnership”) today reported earnings before interest, taxes, depreciation and amortization (“EBITDA”), a non-GAAP measure, of $20.2 million for the first quarter 2006 compared with $7.3 million for the prior year first quarter, an increase of $12.9 million or over 175%. Net income for the first quarter 2006 was $9.5 million, or $0.46 per common limited partner unit, compared with $4.3 million for the first quarter 2005, or $0.39 per common limited partner unit. The period over period increase in EBITDA and net income was principally related to contributions from the acquisitions of a 75% interest in NOARK Pipeline System, Limited Partnership (“NOARK”) in October 2005 and ETC Oklahoma Pipeline, Ltd. (“Elk City”) in April 2005 and continued growth in the Partnership’s Appalachian operations.
On April 26, 2006, the Partnership declared a record quarterly cash distribution for the first quarter 2006 of $0.84 per common limited partner unit, to be paid May 15, 2006 to common unitholders of record as of May 9, 2006. The distribution declared for the quarter represents a 12% increase compared with the distribution declared per common limited partner unit for the quarter ended March 31, 2005.
“Our first quarter 2006 results exhibited solid execution of our strategy for the future of the business and strong performance from all our locations,” said Edward E. Cohen, Chairman and Chief Executive Officer of the Partnership’s general partner. “We continue to see good production in our Mid-Continent operations, as the recent NOARK system acquisition has integrated well into our overall business, due primarily to consistent output and a steady source of fee-based cash flow. Our Elk City and Velma operations have also provided our business with solid returns from our initial investments in both sites, and the upcoming Sweetwater processing facility will add to a well-positioned asset-base. Our Appalachia system also yielded good results. Based on the outcome of the quarter, we have decided to increase our common limited partner cash distribution to $0.84 per unit, representing a 12% increase versus our distribution from a year ago.”
On May 2, 2006, the Partnership acquired the remaining 25% equity ownership interest in NOARK from Southwestern Energy Pipeline Company (“Southwestern”), a wholly-owned subsidiary of Southwestern Energy Company (NYSE: SWN), for total consideration of $65.5 million, net of approximately $3.5 million for working capital adjustments. The acquisition was funded through borrowings under the Partnership’s credit facility.
On March 13, 2006, the Partnership sold $30.0 million of 6.5% cumulative convertible preferred units of limited partner interests to Sunlight Capital Partners, LLC. The Partnership has the right, prior to June 11, 2006, to require Sunlight to purchase an additional $10.0 million of preferred units on the same terms. The preferred units will not receive any dividends until March 13, 2007, by which time the Partnership anticipates that its Sweetwater natural gas plant will be generating appropriate cash flows. Commencing March 13, 2007, the preferred units will receive dividends of 6.5% per annum, which will accrue and be paid quarterly on the same date as the distribution payment date for the Partnership’s common units. The preferred units will be convertible, at the holder’s option, into common units commencing on the date immediately following the first record date after March 13, 2007. Proceeds from the sale of the preferred units will be used to finance continued construction of the previously announced Sweetwater natural gas plant.
Segment Analysis
Mid-Continent
The Mid-Continent segment recognized total revenue of $109.8 million for the first quarter 2006, an increase of $67.5 million from the first quarter 2005. This increase principally reflects the contributions from the acquisitions of the 75% interest in NOARK of $16.9 million and the Elk City system of $39.4 million and a $2.4 million increase in Velma system revenues due to an increase in commodity prices. Velma’s gross natural gas gathered volume averaged 60.7 million cubic feet per day (“MMcfd”) for the first quarter 2006, a decrease of 6.5% from the prior year’s comparable quarter of 65.0 MMcfd due to a decline in low margin volume. The Velma system connected 24 new wells to its gas gathering system during the first quarter 2006, compared with 15 new wells connected during the first quarter 2005. For the Elk City system, gross natural gas gathered volume for the current quarter averaged 252.2 MMcfd, and 21 new wells were connected to the system during the first quarter 2006. For the NOARK system, average throughput volume was 239.2 MMcfd during the first quarter 2006.

The segmented Mid-Continent results include the consolidated financial statements of NOARK. Minority interest in NOARK represents Southwestern’s 25% ownership interest in the net income of NOARK and is classified within costs and expenses on the consolidated statements of income.
Appalachia
Total revenue for the Appalachia system increased to $8.0 million for the first quarter 2006, a 62% increase from $5.0 million for the first quarter 2005. Appalachia segment profit was $5.4 million for the first quarter 2006, or 32% of total segment operating profit for the period, compared with $2.8 million, or 44% of total segment operating profit for the prior year first quarter. Average transportation rate per thousand cubic feet (“mcf”) increased to $1.53 for the first quarter 2006 from $1.03 for the prior year first quarter due mainly to the rise in realized natural gas prices, including the higher prices associated with hedge transactions entered into by Atlas America. Throughput volume increased to 57.3 MMcfd for the first quarter 2006 compared with 52.4 MMcfd for the first quarter 2005 due to two major transmission line connections completed during the first quarter 2006. During the first quarter 2006, 189 new wells were connected to the gathering system compared with 93 wells connected during the comparable prior year period.
Corporate and Other
General and administrative expense, including amounts reimbursed to affiliates, increased $2.2 million to $4.7 million for the first quarter 2006 from $2.5 million for the first quarter 2005. This increase was primarily related to a $0.9 million increase in non-cash compensation expense related to vesting of phantom and common unit incentive awards and higher costs associated with managing the Partnership, including management time related to acquisitions and capital raising opportunities. Depreciation and amortization increased $3.3 million to $5.3 million for the first quarter 2006 due primarily to the depreciation and amortization of Elk City and NOARK assets acquired during 2005.
Interest expense increased to $6.3 million for the first quarter 2006, an increase of $5.2 million from the prior year first quarter. This increase was primarily related to interest associated with the Partnership’s December 2005 issuance of $250.0 million of 10-year senior unsecured notes. At March 31, 2006, the Partnership had $289.2 million of total debt, including $250.0 million of senior unsecured notes and $39.0 million of 7.15% NOARK notes, which are the responsibility of Southwestern, the Partnership’s 25% minority interest partner in NOARK. The Partnership had no amounts outstanding under its $225.0 million credit facility at March 31, 2006.
Interested parties are invited to access the live webcast of an investor call with management regarding our first quarter results on Wednesday morning, May 3, 2006 at 9:00 am EDT by going to the home page of the Partnership’s website at www.atlaspipelinepartners.com. An audio replay of the conference call will also be available beginning at 11:00 am EDT on Wednesday, May 3, 2006 until 11:59 pm on Friday, June 2, 2006. To access the replay, dial 1-888-286-8010 and enter conference code 59398584.
Atlas Pipeline Partners, L.P. is active in the transmission, gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, Arkansas, northern Texas and the Texas panhandle, the Partnership owns and operates approximately 2,565 miles of intrastate gas gathering pipeline and a 565-mile interstate natural gas pipeline. The Partnership also operates two gas processing plants and a treating facility in Velma, Elk City and Prentiss, Oklahoma where natural gas liquids and impurities are removed. In Appalachia, it owns and operates approximately 1,500 miles of natural gas gathering pipelines in western Pennsylvania, western New York and eastern Ohio. For more information, visit our website at www.atlaspipelinepartners.com or contact bbegley@atlaspipelinepartners.com.
Atlas America, Inc. (NASDAQ:ATLS), the parent company of Atlas Pipeline Partners, L.P.’s general partner and owner of 1,641,026 units of limited partner interest of APL, is an energy company engaged primarily in the development and production of natural gas in the Appalachian Basin for its own account and for its investors through the offering of tax advantaged investment programs. For more information, please visit our website at www.atlasamerica.com, or contact investor relations at bbegley@atlasamerica.com.
Statements made in this release include forward-looking statements, which involve substantial risks and uncertainties. The Partnership’s actual results, performance or achievements could differ materially from those expressed or implied in this release as a result of certain factors, including competition within the energy industry, climactic conditions and the price of gas in the Appalachian and Mid-Continent areas, actual versus projected volumetric production from wells connected to the Partnership’s gas-gathering pipeline system, and the cost of supplies and services in the energy industry.

ATLAS PIPELINE PARTNERS, L.P.
Financial Summary
(in thousands, except per unit amounts — unaudited)

	Three Months Ended
	March 31,
INCOME STATEMENT	2006	2005
Revenue:
Natural gas and liquids	$101,017	$42,334
Transportation and compression — affiliates	7,874	4,847
Transportation and compression — third parties	8,777	15
Interest income and other	142	81

Total revenue and other income	117,810	47,277

Costs and expenses:
Natural gas and liquids	85,892	35,459
Plant operating	3,227	1,204
Transportation and compression	2,322	676
General and administrative	3,969	1,975
Compensation reimbursement — affiliates	720	513
Depreciation and amortization	5,275	1,929
Interest	6,337	1,135
Minority interest in NOARK	569	—
Other	—	136

Total costs and expenses	108,311	43,027

Net income	9,499	4,250
Preferred unit imputed dividend cost	(95)	—

Net income attributable to common limited partners and the general partner	$9,404	$4,250

Allocation of net income attributable to common limited partners and the general partner:
Common limited partners’ interest	$5,806	$2,830
General partner’s interest	3,598	1,420

Net income attributable to common limited partners and the general partner	$9,404	$4,250

Net income attributable to common limited partners per unit:
Basic	$0.46	$0.39

Diluted	$0.46	$0.39

Weighted average common limited partner common units outstanding:
Basic	12,549	7,205

Diluted	12,687	7,225

Capital expenditure data:
Maintenance capital expenditures	$1,161	$392
Expansion capital expenditures	12,401	5,685

Total	$13,562	$6,077

	March 31,	December 31,
Balance Sheet Data (at period end):	2006	2005
Cash and cash equivalents	$37,789	$34,237
Total assets	739,937	742,726
Total debt	289,176	298,625
Total partners’ capital	357,695	329,510

ATLAS PIPELINE PARTNERS, L.P.
Segment Information
(in thousands — unaudited)

	Three Months Ended
	March 31,
	2006	2005
Mid-Continent:
Revenue
Natural gas and liquids	$101,017	$42,334
Transportation and compression	8,750	—
Interest income and other	1	(14)

Total revenue and other income	109,768	42,320

Costs and expenses
Natural gas and liquids	85,892	35,459
Plant operating	3,227	1,204
Transportation and compression	1,354	—
General and administrative	2,922	751
Minority interest in NOARK	569	—
Depreciation and amortization	4,459	1,355

Total costs and expenses	98,423	38,769

Segment profit	$11,345	$3,551

Appalachia:
Revenue
Transportation and compression — affiliates	$7,874	$4,847
Transportation and compression — third parties	27	15
Interest income and other	141	95

Total revenue and other income	8,042	4,957

Costs and expenses
Transportation and compression	968	676
General and administrative	884	868
Depreciation and amortization	816	574

Total costs and expenses	2,668	2,118

Segment profit	$5,374	$2,839

Reconciliation of segment profit to net income:
Segment profit
Mid-Continent	$11,345	$3,551
Appalachia	5,374	2,839

Total segment profit	16,719	6,390
Corporate general and administrative expense	(883)	(869)
Interest expense	(6,337)	(1,135)
Other	—	(136)

Net income	$9,499	$4,250

ATLAS PIPELINE PARTNERS, L.P.
(in thousands — unaudited)

	Three Months Ended
	March 31,
	2006	2005
Reconciliation of net income to non-GAAP measures(1):
Net income	$9,499	$4,250
Depreciation and amortization	5,275	1,929
Minority interest share of depreciation and amortization and interest expense for NOARK	(873)	—
Interest expense	6,337	1,135

EBITDA	20,238	7,314

Interest expense	(6,337)	(1,135)
Minority interest share of interest expense for NOARK	708	—
Non-cash compensation expense	1,319	449
Amortization of deferred financing costs (included within interest expense)	593	182
Maintenance capital expenditures	(1,161)	(392)

Distributable cash flow	$15,360	$6,418

(1)	EBITDA and distributable cash flow are non-GAAP (generally accepted accounting principles) financial measures under the rules of the Securities and Exchange Commission (“SEC”). Management of the Partnership believes that EBITDA and distributable cash flow provide additional information for evaluating the Partnership’s ability to make distributions to its unitholders and the general partner, among other things. These measures are widely used by commercial banks, investment bankers, rating agencies and investors in evaluating performance relative to peers and pre-set performance standards. EBITDA is also a financial measurement that, with certain negotiated adjustments, is utilized within the Partnership’s financial covenants under its credit facility. EBITDA and distributable cash flow are not measures of financial performance under GAAP and, accordingly, should not be considered as a substitute for net income, operating income, or cash flows from operating activities in accordance with GAAP.

ATLAS PIPELINE PARTNERS, L.P.
Operating Highlights

	Three Months Ended
	March 31,
	2006	2005
Mid-Continent — Velma System
Gas
Gross natural gas gathered — mcf/day	60,715	64,956
Gross natural gas processed — mcf/day	58,528	62,985
Gross residue natural gas — mcf/day	45,754	49,982
Natural Gas Liquids
Gross NGL sales — barrels/day	6,334	6,404
Condensate
Gross condensate sales — barrels/day	186	234

Mid-Continent — Elk City System
Gas
Gross natural gas gathered — mcf/day	252,190	—
Gross natural gas processed — mcf/day	130,955	—
Gross residue natural gas — mcf/day	119,016	—
Natural Gas Liquids
Gross NGL sales — barrels/day	5,758	—
Condensate
Gross condensate sales — barrels/day	171	—

Mid-Continent — NOARK
Throughput — mcf/day	239,151	—

Appalachia
Throughput — mcf/day	57,326	52,371
Average transportation rate per mcf	$1.53	$1.03

Mcf	— thousand cubic feet